EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

Sherwin-Williams Board Names John Morikis CEO

Effective January 2016

CLEVELAND, OHIO, October 19, 2015 - The Sherwin-Williams Company (NYSE: SHW) announced today that its Board of Directors has elected John G. Morikis to serve as the Company’s next Chief Executive Officer, effective January 1, 2016. Mr. Morikis, 52, who has served as Sherwin-Williams’ President and Chief Operating Officer since October 2006, will assume the CEO duties currently held by Chairman and CEO Christopher M. Connor. Mr. Connor, who has held the title of Chairman and CEO for the past 16 years, will remain at the Company in the role of Executive Chairman. Mr. Morikis was also elected to the Company’s Board of Directors effective immediately.

“This announcement today marks the successful culmination of a multi-year organizational succession plan to identify the absolute best candidate to assume leadership of the Company,” said Mr. Connor. “John has been an important member of our senior leadership team for many years and is one of the key architects of the Company’s current organizational structure and strategy. His success over the years is a direct result of focusing on customer needs, his in-depth knowledge of the coatings market and his dedication to hiring and developing terrific people. With this transition, John becomes only the ninth CEO in Sherwin-Williams’ 150 year history. He is the right leader, and he is surrounded by the right team, to take Sherwin-Williams to the next level.”

Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Company’s Paint Stores Group. He has held many key leadership positions during his thirty-one year career with Sherwin-Williams. During his nine-year tenure as President and COO, which included the housing recession of 2008-2009, the Company grew from $7.8 billion in revenues and earnings per share of $4.19 to more than $11 billion in revenues and earnings per share of $8.78 last year. As President of the Paint Stores segment, he led the Group through one of the most aggressive growth phases in Company history. Under his leadership, Paint Stores Group grew from approximately $3 billion in sales through 2,400 company operated paint stores to nearly $5 billion in sales through more than 3,100 stores, bolstering Sherwin-Williams’ position as the leading architectural coatings company in North America.

“Following a very diligent and thorough selection process, the Board of Directors is extremely pleased to appoint John Morikis as our next Chief Executive Officer,” said John Stropki, Sherwin-Williams’ Lead Director. “John has had a long and distinguished career with the Company, rising up through the ranks to achieve this position. We fully expect that John will bring the same energy and passion to this new role. The Board is pleased that Chris and John will continue to work together to execute the Company’s long term strategy to meet and exceed the expectations of our customers, shareholders and employees.”

Mr. Morikis serves on the board of Fortune Brands Home & Security, Inc. His professional and community board engagements include the Joint Center for Housing Studies Policy Advisory Board at Harvard University and the Board of Directors of the University Hospital Ahuja Medical Center.

Mr. Morikis holds Bachelor degrees in Business Administration and Psychology from Saint Joseph’s College in Rensselear, Indiana. In addition, he earned a Master’s degree in Business from National Louis University in Evanston, Illinois.

The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

The Company will conduct a conference call to discuss this announcement at 11:00 a.m. EDT on Monday, October 19, 2015. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 19th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

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